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Exhibit 99.1

        January 16, 2002

TETRA TECH REPORTS FIRST QUARTER 2002 RESULTS

        Net Revenue Rises 11%, Net Income Increases 21% And Earnings Per Share Increases 24% Over First Quarter Last Fiscal Year.

        Pasadena,California. Tetra Tech, Inc. (NASDAQ: TTEK) today announced first quarter results for fiscal year 2002. Gross revenue for the quarter ended December 30, 2001 was $253.0 million, up 10.3% over gross revenue of $229.3 million for the same quarter last year. Net revenue for the quarter was $184.9 million, increasing 10.6% from $167.1 million a year ago. Operating income for the first quarter of 2002 was $20.8 million, or 14.6% more than the $18.2 million for last year's first quarter.

        Net income rose 21.1%, to $11.3 million, compared to $9.4 million a year ago. Giving effect to the Company's 5-for-4 stock split on December 17, 2001, diluted earnings per share increased 23.5% to 21 cents from 17 cents for the previous year.

	First Quarter Ended
	Dec. 30, 2001	Dec. 31, 2000
Gross Revenue	$253,028,000	$229,330,000
Net Revenue	184,889,000	167,138,000
Operating Income	20,801,000	18,150,000
Net Income	11,343,000	9,370,000
EPS—Basic	0.22	0.19
EPS—Diluted	0.21	0.17

Basic Shares Outstanding	52,351,000	50,017,000
Diluted Shares Outstanding	55,233,000	53,855,000

Business Outlook

        The following statements are based on current expectations. These statements are forward-looking and the actual results could differ materially. These statements do not include the potential impact of material corporate transactions which may be completed after the date of this release. The Business Outlook section should be read in conjunction with the information on "Forward-Looking Statements" at the end of this release.

        Tetra Tech's fiscal year 2002 projections remain unchanged. Additionally, Tetra Tech expects earnings per share for the second quarter 2002 to be approximately 24 cents. Net revenue for that quarter is expected to range from approximately $198 million to $208 million.

        Tetra Tech (www.tetratech.com) is a leading provider of specialized management consulting and technical services in three principal business areas: resource management, infrastructure and communications. The Company's clients include a diverse base of public and private sector organizations located in the United States and internationally.

        Investors will have the opportunity to listen to Tetra Tech's conference call to discuss its financial results over the Internet through Vcall's Web site, located at http://www.vcall.com on January 17, 2002 at 8:00 a.m. (PST).

CONTACT: Li-San Hwang, CEO or Mike Bieber, Investor Relations 626/351-4664

        This news release contains various "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning Tetra Tech's fiscal 2002 financial and business prospects. The statements, which represent Tetra Tech's expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking

Statements. These include risks associated with its acquisition strategy; fluctuations in its quarterly operating results and stock price; management of its growth strategy; loss of key personnel or its inability to attract and retain qualified personnel; changes in existing laws and regulations; concentration of revenues from agencies of the Federal government and reductions in spending by these agencies; audit of its contracts with governmental agencies; credit risks associated with commercial clients; losses under fixed-price contracts or termination of contracts at the client's discretion; inability to find qualified subcontractors; competition in its industry; risks of professional and other liabilities; conflict of interest issues; foreign currency fluctuations; and other uncertainties or risks reported from time to time in Tetra Tech's reports to the Securities and Exchange Commission, including those under the heading "Risk Factors" in its Form 10-K for the fiscal year ended September 30, 2001. Tetra Tech undertakes no duty to update the Forward-Looking Statements.

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TETRA TECH REPORTS FIRST QUARTER 2002 RESULTS